Exhibit 23



CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (Nos: 333-46626, 333-46476, 333-46472, 333-83747,
333-83745,  333-57223,  333-36163, 333-36099, 333-31125 and 333-01225) of Hexcel
Corporation of our report dated January 18, 2001 relating to the financial statements, which appears in this Form 10-K.


/s/ PricewaterhouseCoopers LLP

San Jose, California
March 23, 2001